Exhibit 10.2

2011 SPECIAL BONUS PLAN

I.               PURPOSES OF THE PLAN

1.01         The 2011 Special Bonus Plan (the “Plan”) is hereby established under the Incentive Bonus Program of the stockholder-approved United Online, Inc. 2010 Incentive Compensation Plan (the “2010 ICP”) and is intended to promote the interests of United Online, Inc. (the “Company”) by creating a special incentive program for Neil P. Edwards (the “Participant”) in connection with his appointment as the Company’s Acting Chief Financial Officer.

1.02         The financial performance for the 2011 fiscal year of the three (3) business segments of the Company identified below shall be measured to determine the bonus amount (if any) payable under the Plan to the Participant for such fiscal year.  The applicable business segments (the “Business Segments”) shall be as follows:

(i)            FTD Segment

(ii)                                  Content & Media Segment; and

(iii)                               Communications Segment

The bonus potential for the Participant under the Plan shall be allocated in part to (a) the combined performance of all three (3) Business Segments (also referred to as “Combined Business Segments”) and in part to (b) the separate performance of each of the individual Business Segments.

II.                ADMINISTRATION OF THE PLAN

2.01         The Plan is hereby adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as a special cash bonus program under the Incentive Bonus Program of the 2010 ICP and shall be administered by the Committee pursuant to the administrative authority provided the Committee under the 2010 ICP and the Incentive Bonus Program.

2.02         The bonus that may be earned by the Participant under the Plan shall be tied to both the separate financial performance of the three (3) individual Business Segments and the financial performance of the Combined Business Segments for the Company’s 2011 fiscal year ending December 31, 2011 (the “2011 Fiscal Year”).  The applicable performance goals for each such Business Segment and for the Combined Business Segments shall be the same performance goals that were previously established by the Committee for the United Online, Inc. 2011 Management Bonus Plan (the “Performance Goals Schedule”).

2.03         The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee in its sole discretion.  Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.               BONUS DETERMINATION

3.01         The bonus potential for the Participant shall be allocated fifty-five percent (55%) to the financial results of the Combined Business Segments, fifteen percent (15%) to the separate financial results of the FTD Segment, fifteen percent (15%) to the separate financial results of the Content & Media Segment, and the remaining fifteen percent (15%) to the separate financial results of the Communications Segment.

3.02         The Participant shall be eligible to receive a bonus under the Plan if employed by the Company or any of its subsidiaries on the date such bonus is paid in accordance with Section 5.01 of the Plan (the “Bonus Payment Date”). If the Participant is not employed by the Company or one of its subsidiaries on the Bonus Payment Date, then such individual will not be eligible to receive a bonus under the Plan; provided, however, that the following special partial payment provisions shall be in effect:

(i)            Should the Participant’s employment terminate prior to the Bonus Payment Date as a result of death or permanent disability (as defined below), then the Committee shall provide him or his estate with a pro-rated portion of the bonus he would have earned, based on the Company’s actual performance for the 2011 Fiscal Year in the applicable Business Segments and the Combined Business Segments, had he continued in the Company’s employ through the Bonus Payment Date.

(ii)           If the Participant is on a leave of absence or his employment terminates after the start of the 2011 Fiscal Year but recommences prior to the Bonus Payment Date, he may remain eligible at the discretion of the Committee, and the Committee may provide him with a pro-rated portion (based on period or periods of employment during such year) of the bonus he would have earned, based on the Company’s actual performance for the 2011 Fiscal Year in the three (3) individual Business Segments and the Combined Business Segments, had he remained continuously in the Company’s employ through the Bonus Payment Date.

3.03         For purposes of the Plan:

A.            The Participant shall be considered an employee for so long as he remains employed by the Company or one or more subsidiary corporations.

B.            Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

C.            Unless defined otherwise in any employment or severance agreement entitling the Participant to a full or pro-rated bonus upon a disability termination, permanent disability shall mean the Participant’s inability to engage in any substantial activity necessary to perform the duties and responsibilities of his position with the Company (or any subsidiary thereof) by reason of any medically-determinable physical or mental impairment which can be expected to result in such individual’s death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

D.            In no event shall there be any duplication of bonus payments under this Plan and any employment agreement or severance agreement between the Company (or a subsidiary thereof) and the Participant that provides him with a stated bonus or bonus formula for a particular year or includes an annual bonus as part of a severance pay formula thereunder.  Accordingly, in order to avoid any such potential duplication, the Participant shall only be entitled to receive the annual bonus amount to which he may otherwise be entitled under his employment or severance agreement. However, the accelerated vesting of any outstanding equity awards held by the Participant under any of the Company’s stock plans, including any outstanding stock options, restricted stock or restricted stock unit awards, or the extension of any exercise periods for such stock options, shall not be deemed to constitute a bonus payment for purposes of this Section 3.03D.

IV.                BONUS AWARDS

4.01         The bonus award payable under the Plan to the Participant for the 2011 Fiscal Year shall be payable in cash on the Bonus Payment Date, with the cash bonus amount to be determined on the basis of the performance of the Business Segments and the Combined Business Segments to which the bonus potential for that Participant has been allocated in accordance with Section 3.01. The performance of the Combined Business Segments shall be measured in terms of the combined revenue and operating income before depreciation, amortization and certain other expenses and subject to certain adjustments, all as specified in Section 4.02 (“Adjusted OIBDA”), for the three (3) Business Segments; provided, however, that the calculation of Adjusted OIBDA for the Combined Business Segments shall also take into account any unallocated corporate expenses that were not included in the calculation of Adjusted OIBDA for the separate Business Segments.  Accordingly, fifty percent (50%) of the portion of the bonus potential for the Participant allocated to the performance of the Combined Business Segments shall be based upon the achievement of the combined revenue targets (“Combined Revenue Targets”) specified for the Combined Business Segments in the Performance Goals Schedule, and the remaining fifty percent (50%) of the bonus potential for the Participant allocated to the performance of the Combined

Business Segments shall be based upon the achievement of the combined Adjusted OIBDA targets (“Combined Adjusted OIBDA Targets”) specified for the Combined Business Segments in the Performance Goals Schedule.  The performance of each individual Business Segment shall be measured in terms of the revenue and Adjusted OIBDA of that particular Business Segment. Accordingly, fifty percent (50%) of the portion of the bonus potential allocated to that Business Segment shall be based upon the achievement of the revenue targets (“Segment Revenue Targets”) specified for that Business Segment in the Performance Goals Schedule, and the remaining fifty percent (50%) of his bonus potential allocated to that Business Segment shall be based upon the achievement of the Adjusted OIBDA targets (“Segment Adjusted OIBDA Targets”) specified for that Business Segment in the Performance Goals Schedule.

4.02         The following provisions shall govern the calculation of the levels at which the Revenue Targets and Adjusted OIBDA Targets (whether measured on a Combined or Segment basis) are attained for the 2011 Fiscal Year and the determination of the bonus amounts based on those calculations:

(a)           In determining the actual level at which Combined or Segment revenues has been attained for the 2011 Fiscal Year, revenues will be calculated in a manner consistent with the methodology utilized by the Committee in establishing the Combined and Segment Revenue Targets.

(b)           In determining the actual level at which Combined or Segment Adjusted OIBDA has been attained, Adjusted OIBDA will be determined consistent with the Company’s methodology for calculating Adjusted OIBDA for financial reporting purposes.  For financial reporting purposes, Adjusted OIBDA is defined as operating income before depreciation; amortization; stock-based compensation; restructuring charges; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets.  In addition, to the extent the following are not otherwise taken into account in calculating Adjusted OIBDA for financial reporting purposes, Adjusted OIBDA shall be calculated before, and expenses for the purpose of calculating Adjusted OIBDA shall exclude: (1) any expenses associated with the relocation of the Company’s or any of its subsidiaries’ offices; (2) any bonus amounts which accrue under (x) this Plan or (y) the 2011 Management Bonus Plan; (3) any adjustments to Adjusted OIBDA attributable to a change in accounting principles; (4) all items of gain, loss or expense determined to be extraordinary or non-recurring (including, without limitation, legal fees and costs related to (A) the Company’s historical post-transaction marketing/sales practices, such as those resulting from governmental investigations, claims or litigation related thereto, or (B) any class action litigation involving the Company or any of its subsidiaries; and (5) all items of gain, loss or expense related to the sale or divestiture of a business; provided, however, that (i) in determining the actual level at which Segment Adjusted OIBDA has been attained, the associated amount under clause (1) or clause (4) shall be excluded from the calculation of Adjusted OIBDA only to the extent the actual aggregate amount under clause (1) or clause (4) for such Business Segment exceeds the aggregate budgeted amount therefor that was included in the Segment Adjusted OIBDA Targets set forth in the Performance Goals Schedule; (ii) in determining the actual level at which Combined Adjusted OIBDA has been attained, the associated amount under clause (1) or clause (4) shall be excluded from the calculation of Adjusted OIBDA only to the extent the actual aggregate amount under clause (1) or clause (4) for the Combined Business Segments exceeds the aggregate budgeted amount therefor that was included in the Combined Adjusted OIBDA Targets set forth in the Performance Schedule; and (iii) in determining the actual level at which the Combined Segments Adjusted OIBDA has been attained, the associated amount under clause (2)(x) shall be excluded from the calculation of Adjusted OIBDA only if and to the extent the actual amount under clause (2)(x) for the Combined Segments exceeds the aggregate budgeted amount therefor that was included in the Combined Segments Adjusted OIBDA Targets set forth in the Performance Goals Schedule.

(c)           In the event the actual foreign currency exchange rate (determined as set forth below) for the GBP:U.S. Dollar for the 2011 Fiscal Year is lower than 1:1.55 (the “GBP Floor”), the final revenue and/or Adjusted OIBDA calculations for the FTD Business Segment and the Combined Business Segments will be adjusted using the GBP Floor.  In the event the actual foreign currency exchange rate (determined as set forth below) for the Euro:U.S. Dollar for the 2011 Fiscal Year is lower than 1:1.30 (the “Euro Floor”), the final revenue and Adjusted OIBDA calculations for the Content & Media Business Segment and the Combined Business Segments will be adjusted using the Euro Floor.  For the purpose of clarity, the GBP Floor and/or the Euro Floor will not be used to adjust the final revenue and Adjusted OIBDA calculations in the event the actual foreign currency exchange rates for the GBP:U.S. Dollar and/or the Euro:U.S. Dollar for such financial measures for the 2011 Fiscal Year are higher than the GBP Floor or the Euro Floor, respectively.  For the purposes of this paragraph, an “actual foreign currency exchange rate” will be determined for each of year-end revenues and Adjusted OIBDA and calculated by (i) translating into U.S. Dollars the year-end revenues and Adjusted OIBDA amounts for the applicable non-U.S. subsidiaries in a manner consistent with the Company’s historical methodology for financial reporting purposes and (ii) dividing each such U.S. Dollars amount by its pre-translation (GBP or Euro) year-end revenues or Adjusted OIBDA amount, as applicable.

(d)           In the event the Company acquires other companies or businesses during the 2011 Fiscal Year, the financial performance of those acquired entities shall not be taken into account in determining whether the Combined or Segment Revenue Targets and Combined or Segment Adjusted OIBDA Targets for the 2011 Fiscal Year have been achieved.

(e)           Should the Company sell or divest a business during the 2011 Fiscal Year and the financial performance of such business was taken into account in establishing the Revenue Targets and Adjusted OIBDA Targets set forth in the Performance Goals Schedule, then for the purpose of determining whether the Combined and/or Segment Revenue Targets and Combined and/or Segment Adjusted OIBDA Targets for the 2011 Fiscal Year have been attained, the revenue and Adjusted OIBDA calculations for the applicable Business Segment(s) shall be made (1) by taking into account the actual revenue and Adjusted OIBDA performance of the divested business during the portion of the 2011 Fiscal Year preceding the closing of such sale or divestiture and (2) for the post-closing portion of the 2011 Fiscal Year, by assuming that the sold or divested business attained the level of revenue and Adjusted OIBDA performance that was projected for that period by the Committee in establishing the “target” level of the Revenue Targets and Adjusted OIBDA Targets for the applicable Business Segment(s) for the 2011 Fiscal Year.

4.03         The Committee shall, within sixty (60) days following the close of the 2011 Fiscal Year, determine and certify on the basis of the Company’s audited financial statements for such fiscal year, the actual level of attainment for revenue and Adjusted OIBDA (measured on a Combined or Segment basis) for the 2011 Fiscal Year. Such certification shall be included as part of the formal minutes of the meeting at which such determinations are made.  On the basis of such certification, the Committee shall determine the actual bonus award for the

Participant.  However, the Committee, in making such determination, shall not award a bonus in excess of the dollar amount determined for the Participant on the basis of the bonus potential established for the particular levels at which revenue and Adjusted OIBDA (Combined or Segment, as applicable to the Participant) for the 2011 Fiscal Year are attained.  In the event that revenue or Adjusted OIBDA (whether on a Combined or Segment basis) falls between two specified levels set forth in the schedule approved by the Committee, the resulting bonus amount shall be interpolated on a straight-line basis between those two points.  In no event shall the bonus awarded to the Participant exceed the maximum dollar limitation of Section 4.05.

4.04         The Participant shall not earn or accrue any right to any portion of a bonus award hereunder until the Bonus Payment Date.

4.05         In no event shall the actual bonus amount payable to the Participant for the 2011 Fiscal Year exceed the dollar amount of [Eight Hundred Thousand dollars ($800,000)].

V.                PAYMENT OF BONUS AWARDS

5.01         The actual bonus to which the Participant becomes entitled based on the certified level at which the Revenue and Adjusted OIBDA Targets (whether measured on a Combined Business Segments or individual Business Segment basis) are actually attained for the 2011 Fiscal Year shall be paid in cash, subject to the Company’s collection of all applicable federal, state and local income, employment and payroll withholding taxes.  Schedule I attached hereto sets forth the bonus amount payable to the Participant based on each specified level at which the Revenue and Adjusted OIBDA Targets on both an individual Business Segment and Combined Business Segment basis are attained.   The bonus payment shall be made in the 2012 calendar year but not later than March 5, 2012, with the actual payment date to constitute the Bonus Payment Date.

VI.                GENERAL PROVISIONS

6.01         The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution and is subject to stockholder approval to the extent required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Moreover, the Committee reserves the right to amend this Plan as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.

6.02         No amount awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonus awarded to the Participant hereunder shall at all times be an unfunded and unsecured obligation of the Company.  The Participant shall have the status of a general creditor and shall look solely to the general assets of the Company for the payment of his bonus award.

6.03         The Participant shall not have the right to alienate, pledge or encumber his interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of his creditors or to attachment, execution or other process of law.

6.04         Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant the Participant the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, the Participant will be employed “at-will,” which means that either he or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any applicable benefits that may become payable under any employment agreement between the Participant and the Company or any of its subsidiaries.

6.05         The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

6.06         This is the full and complete agreement between the Participant and the Company with respect to his incentive bonus compensation for the 2011 Fiscal Year and the related service period through the Bonus Payment Date. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which the Participant in this Plan may be party.

SCHEDULE I

POTENTIAL BONUS AWARD

TIED TO INDIVIDUAL BUSINESS SEGMENT AND COMBINED BUSINESS SEGMENT

FINANCIAL PERFORMANCE LEVELS

Payout Level
for	EDWARDS PAYOUTS
Revenue		Content &
Targets	FTD	Media	Communications	Combined
	(% of Salary)
1	3.75%	3.75%	3.75%	13.75%
2	4.50%	4.50%	4.50%	16.50%
3	7.50%	7.50%	7.50%	27.50%
4	8.25%	8.25%	8.25%	30.25%
5	9.75%	9.75%	9.75%	35.75%
6	11.25%	11.25%	11.25%	41.25%

Payout Level
for
Adjusted	EDWARDS PAYOUTS
OIBDA		Content &
Targets	FTD	Media	Communications	Combined
	(% of Salary)
1	3.75%	3.75%	3.75%	13.75%
2	4.50%	4.50%	4.50%	16.50%
3	7.50%	7.50%	7.50%	27.50%
4	8.25%	8.25%	8.25%	30.25%
5	9.75%	9.75%	9.75%	35.75%
6	10.50%	10.50%	10.50%	38.50%
7	11.25%	11.25%	11.25%	41.25%

SALARY:
Edwards, Neil P.	$400,000